Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for the Three and Six Months Ended April 30, 2013

STATEN ISLAND, N.Y., June 13, 2013 (GLOBE NEWSWIRE) -- Coffee Holding Co., Inc. (“Coffee Holding”) (Nasdaq:JVA) today announced its operating results for the three and six months ended April 30, 2013.  In this release, the Company:

●
Reports net sales of $68,004,850 for the six months ended April 30, 2013 and $36,686,047 for the three months ended April 30, 2013 compared to net sales of $93,687,243 for the six months ended April 30, 2012 and $37,085,559 for the three months ended April 30, 2012; and

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Reports net loss of $395,512, or $0.06 per share (basic and diluted) for the three months ended April 30, 2013 compared to net loss of $370,247, or $0.06 per share (basic and diluted) for the three months ended April 30, 2012.

Results of Operations

The Company had a net loss of $395,512, or $0.06 per share basic and diluted, for the three months ended April 30, 2013 compared to a net loss of $370,247 or $0.06 per share basic and diluted, for the three months ended April 30, 2012.  The slight increase in the net loss primarily reflects lower coffee prices for the period.  The Company had net income of $542,025, or $0.09 per share basic and $0.08 diluted, for the six months ended April 30, 2013 compared to net income of $1,208,098 or $0.19 per share basic and $0.18 diluted, for the six months ended April 30, 2012.  The decrease in the net income primarily reflects lower sales for the period year over year and the write off of our investment in Global Mark partially offset by higher margins during the period.

Net sales totaled $36,686,047 for the three months ended April 30, 2013, a decrease of $399,512, or 1.08%, from $37,085,559 for the three months ended April 30, 2012.  The slight decrease in net sales primarily reflects lower coffee prices for 2013 compared to the same period in 2012.  Net sales totaled $68,004,850 for the six months ended April 30, 2013, a decrease of $25,682,393, or 27.41%, from $93,687,243 for the six months ended April 30, 2012.  The decrease in net sales primarily reflects lower coffee prices as well as reduced volumes of wholesale green coffee sales and a more normalized rate of sales recorded in the first quarter of 2013.

Cost of sales for the three months ended April 30, 2013 was $35,301,868 or 96.2% of net sales, as compared to $35,701,667 or 96.3% of net sales for the three months ended April 30, 2012.  The decrease in cost of sales reflects lower prices paid for green coffee during this period compared to the same period in 2012.  Cost of sales for the six months ended April 30, 2013 was $62,936,854 or 92.5% of net sales, as compared to $87,853,608 or 93.8% of net sales for the six months ended April 30, 2012.  The decrease in cost of sales reflects lower green coffee prices during the six months as well as a shift in our overall business to a higher percentage of roasted coffee sales which tend to be more profitable on a percentage basis than our green coffee.

Total operating expenses decreased by $10,094, or 0.53%, to $1,894,255 for the three months ended April 30, 2013 as compared to operating expenses of $1,904,349 for the three months ended April 30, 2012.  The decrease in operating expenses was due to a decrease in selling and administrative expense of $10,094. Total operating expenses increased by $58,411, or 1.6%, to $3,790,651 for the six months ended April 30, 2013 as compared to operating expenses of $3,732,240 for the six months ended April 30, 2012.  The increase in operating expenses was due to an increase in selling and administrative expense of $75,632, partially offset by a decrease in officers’ salaries of $17,221.

“We are pleased with our quarterly results as three year lows in the green coffee market continued to provide pressure on our ability to maintain gross margins on our increasing wholesale green coffee business.  In addition, the low commodity prices also continued to provide pressure on our profit margins in both our private label and branded coffee divisions as we increased our promotional activity necessary to remain competitive at the supermarket shelf level.  Falling commodity prices, especially in a short period of time, continue to be a risk in our business.  However, we believe we have managed these conditions well as we maintained our sales and gross margins towards our targeted year-end level of nine percent.  We feel these commodity headwinds are likely to end as coffee prices have well exceeded most targeted levels to the downside and are potentially poised to rise in the second half of 2013.  If they do, we believe our positions in both the green coffee and retail markets will provide us with the opportunity for expanded profits as well as renewed growth in our top line revenues,” said Andrew Gordon, President & CEO.

“In addition, we have launched several new initiatives this quarter which we believe will prove beneficial to our results.  Revenues from our recent licensing arrangement of our Don Manuel Colombian coffee in China along with increased sales of green coffee in China, should add to our profitability and we believe the China market’s potential upside remains both untapped and highly viable. Also, we recently launched our Premier Roasters ™ 100 % Arabica Whole Bean Coffee line packed in composite cans.  These 100 % Arabica products, available in light, medium and dark roasts blends, utilize some of the finest Arabica beans available from Central American harvests.  We believe these new Premier Roasters 100 % Arabica coffees are the most upscale line we have ever offered for the traditional supermarket shelf.  We also believe this new innovative product line, unique to almost all traditional supermarket offerings, will resonate positively with the consumer who is looking for 100 % Arabica Whole Bean product packed in a more sustainable packaging concept than currently available.  The product’s presentation is not only extremely appealing and more creative than traditional bulk offerings seen in most grocery stores; but will also maintain its freshness for an extended period of time because of the packaging, which is a distinct advantage for both the retailer and the end user.  We remain excited and upbeat regarding the overall condition of our business and look forward to generating better and more normalized levels of earnings over the next several quarters,” concluded Mr. Gordon.

The Company’s Dividend Program

As previously announced, the Company’s board of directors has continued to evaluate the Company’s previous dividend program.  Consistent with the Company’s growth strategy, the Company’s board of directors has elected to utilize cash flow to facilitate reinvestment in the Company in lieu of payment of quarterly dividends.  “Given our growth strategy and changes in 2013 tax rates, we believe by reinvesting in the Company, we can better optimize shareholder value,” Mr. Gordon stated.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points.  Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy.  The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events.  It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, coffee prices, pricing of our products, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
APRIL 30, 2013 AND OCTOBER 31, 2012
(Unaudited)
	April 30, 2013	October 31, 2012
- ASSETS -
CURRENT ASSETS:
Cash	$7,615,141	$7,568,583
Accounts receivable, net of allowances and reserves of $213,674 for 2013 and 2012	10,726,416	12,633,128
Inventories	8,751,842	11,303,581
Prepaid green coffee	459,473	150,000
Prepaid expenses and other current assets	659,937	704,013
Prepaid and refundable income taxes	465,730	62,763
Deferred income tax, net	621,267	702,655
TOTAL CURRENT ASSETS	29,299,806	33,124,723
Machinery and equipment, at cost, net of accumulated depreciation of $2,862,195 and $2,631,468 for 2013 and 2012, respectively	2,030,872	1,791,754
Customer list and relationships, net of accumulated amortization of $22,500 and $18,750 for 2013 and 2012, respectively	127,500	131,250
Trademarks	180,000	180,000
Goodwill	440,000	440,000
Equity method investment	98,913	1,931,931
Deferred income tax asset	9,733	-
Deposits and other assets	628,119	648,094
TOTAL ASSETS	$32,814,943	$38,247,752
- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$6,753,530	$11,769,107
Line of credit	-	562,500
Due to broker	1,336,834	1,367,389
Income taxes payable	370	21,122
TOTAL CURRENT LIABILITIES	8,090,734	13,720,118

Deferred income tax liabilities	-	32,655
Deferred rent payable	174,691	166,668
Deferred compensation payable	515,458	528,687
TOTAL LIABILITIES	8,780,883	14,448,128
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,456,316 shares issued; 6,372,309 shares outstanding for 2012 and 2011	6,456	6,456
Additional paid-in capital	15,904,109	15,904,109
Retained earnings	8,133,893	7,979,247
Less: Treasury stock, 84,007 common shares, at cost for 2012 and 2011	(272,133)	(272,133)
Total Coffee Holding Co., Inc. Stockholders’ Equity	23,772,325	23,617,679
Non-controlling interest	261,735	181,945
TOTAL EQUITY	24,034,060	23,799,624
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,814,943	$38,247,752

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2013	2012	2013	2012
NET SALES	$68,004,850	$93,687,243	$36,686,047	$37,085,559

COST OF SALES (including $18.4 and $17.5 million of related party costs for the six months ended April 30, 2013 and 2012, respectively. Including $8.7 and $7.0 million for the three months ended April 30, 2013 and 2012, respectively.)	62,936,854	87,853,608	35,301,868	35,701,667

GROSS PROFIT	5,067,996	5,833,635	1,384,179	1,383,892

OPERATING EXPENSES:
Selling and administrative	3,519,614	3,443,982	1,753,155	1,763,249
Officers’ salaries	271,037	288,258	141,100	141,100
TOTAL	3,790,651	3,732,240	1,894,255	1,904,349

INCOME (LOSS) FROM OPERATIONS	1,277,345	2,101,395	(510,076)	(520,457)

OTHER INCOME (EXPENSE)
Interest income	17,805	18,641	10,226	4,758
Loss from equity method investment	(105,046)	(31,098)	(609)	(10,961)
Interest expense	(60,779)	(106,532)	(22,379)	(40,803)
TOTAL	(148,020)	(118,989)	(12,762)	(47,006)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	1,129,325	1,982,406	(522,838)	(567,463)

Provision (benefit) for income taxes	507,510	730,813	(127,974)	(233,687)

NET INCOME (LOSS) BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	621,815	1,251,593	(394,864)	(333,776)
Less: Net (income) attributable to the non-controlling interest	(79,790)	(43,495)	(648)	(36,471)

NET INCOME (LOSS) ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$542,025	$1,208,098	$(395,512)	$(370,247)

Basic earnings (loss) per share	$.09	$.19	$(.06)	$(.06)
Diluted earnings (loss) per share	$.08	$.18	$(.06)	$(.06)
Dividends declared per share	$.06	$.06	$.00	$.03

Weighted average common shares outstanding:
Basic	6,372,309	6,372,309	6,372,309	6,372,309
Diluted	6,639,309	6,644,309	6,372,309	6,372,309

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED APRIL 30, 2013 AND 2012
(Unaudited)

	2013	2012
OPERATING ACTIVITIES:
Net income	$621,815	$1,251,593
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	234,476	223,398
Unrealized gain on commodities	(30,555)	(1,296,613)
Loss on equity method investment	989	31,098
Loss on disposition of equity method investment	104,057
Deferred rent	8,023	9,874
Deferred income taxes	39,000	493,000
Changes in operating assets and liabilities:
Accounts receivable	1,906,712	6,386,652
Inventories	3,055,239	1,482,771
Prepaid expenses and other current assets	44,076	68,534
Prepaid green coffee	(309,473)	338,471
Prepaid and refundable income taxes	(402,967)	(123,219)
Accounts payable and accrued expenses	(4,023,176)	(6,428,912)
Deposits and other assets	6,746	9,746
Income taxes payable	(20,752)	(100)
Net cash provided by operating activities	1,234,210	2,446,293

INVESTING ACTIVITIES:
Purchase of equity method investment	-	(2,000,000)
Proceeds from disposition of equity method investment	232,069	-
Purchases of machinery and equipment	(469,844)	(188,640)
Net cash used in investing activities	(237,775)	(2,188,640)

FINANCING ACTIVITIES:
Advances under bank line of credit	3,466,969	90,112,780
Principal payments under bank line of credit	(4,029,469)	(91,795,389)
Payment of dividend	(387,377)	(387,378)
Net cash used in financing activities	(949,877)	(2,069,987)

NET INCREASE (DECREASE) IN CASH	46,558	(1,812,334)

CASH, BEGINNING OF PERIOD	7,568,583	4,244,335

CASH, END OF PERIOD	$7,615,141	$2,432,001

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$64,177	$121,872
Income taxes paid	$477,991	$343,805

CONTACT:	Coffee Holding Co., Inc.
Andrew Gordon, President & CEO
(718) 832-0800